Exhibit 10.5

EMPLOYMENT AGREEMENT

AGREEMENT dated as of September 29, 2005, by and between Cross Match Technologies, Inc., a Delaware corporation headquartered in Palm Beach Gardens, Florida (the “Company”), and Mark A. Slaven (the “Executive”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.	Representations and Warranties

The Executive represents and warrants to the Company that as of the Commencement Date, the Executive will not be bound by any restrictive covenants and will have no prior or other obligations or commitments that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability. Executive has disclosed to the Company his membership on the Board of Directors of Terayon Corp. and his chairmanship of Terayon’s Audit Committee and Company agrees that Executive may continue in these capacities provided that Executive’s performance of his duties as a member of Terayon’s Board of Directors and chairmanship of Terayon’s Audit Committee (a) do not materially interfere with Executive’s performance of all duties and services hereunder to the fullest extent of the Executive’s ability or (b) are not prohibited by operation of law.

2.	Employment

The Company will employ the Executive and the Executive accepts employment by the Company on the terms and conditions herein contained.

3.	Duties and Functions

(a) (1) The Executive shall be employed as the Senior Vice President and Chief Financial Officer of the Company and shall perform such duties as are customarily performed by a person holding such position. The Executive shall report directly to the Company’s Board of Directors or such persons as designated by the Company’s Board of Directors.

(2) The Executive agrees to undertake the duties and responsibilities inherent in the positions of Senior Vice President and Chief Financial Officer, which may encompass different or additional duties as may, from time to time, be reasonably assigned by the Board of Directors, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the Board of Directors provided, however, the Executive’s duties and responsibilities shall be no less than those traditionally inherent in the position of Senior Vice President and Chief Financial Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof that are applicable to the employees of the Company in general.

(b) The Executive will devote his full business time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or materially interferes with the performance of his duties hereunder in any way.

(c) Upon the termination of the employment relationship with the Company for any reason, the Executive shall be deemed to have resigned his position as an officer of the Company and any subsidiaries thereof effective on the date of termination.

4.	Compensation

(a) Base Salary. As compensation for his services hereunder, during the Executive’s employment as Senior Vice President and Chief Financial Officer, the Company agrees to pay the Executive a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum (the “Base Salary”), payable in accordance with the Company’s normal payroll schedule. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive’s salary shall be subject to annual review, based on corporate policy and contributions made by the Executive to the enterprise, but shall not be decreased other than in connection with a general decrease in base salaries applicable to all senior executives of the Company.

(b) Stock Options. The Executive shall be awarded on the Commencement Date options to purchase Five Hundred Thousand (500,000) shares of Common Stock of the Company (the “Options”) pursuant to the Cross Match Technologies, Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). The terms and conditions of the Options shall be governed by a Stock Option Certificate and Agreement (attached as Exhibit A), to be executed by the parties hereto.

(c) Business Expenses. In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable, business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time.

(d) Vacation. The Executive shall be entitled to three (3) weeks of paid vacation during each calendar year in accordance with the Company’s vacation policy.

(e) Fringe Benefits. In addition to his compensation provided by the foregoing, the Executive shall be entitled to participation in and to the benefits available generally to Company executives pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now be in effect, or in any other such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, subject to the applicable terms and conditions of the benefit plans in effect at any particular time.

5.	Commencement; Termination

(a) Commencement. The Executive’s employment hereunder shall commence on October 24, 2005 (the “Commencement Date”), and, unless terminated earlier as provided in this Section 5, shall continue until the close of business on the third anniversary of the Commencement Date.

(b) Termination By Executive Without Good Reason. The Executive may terminate the employment relationship hereunder at any time without Good Reason (as defined in Section 5(g)) by giving the Company written notice at least forty-five (45) days prior to the effective date of termination. The Company, at its election, may (i) require the Executive to continue to perform his duties hereunder for the full forty-five (45) day notice period, or (ii) terminate the Executive’s employment effective as of any date during such forty-five (45) day notice period, provided that any such acceleration of the termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause. All compensation and benefits paid by the Company to the Executive shall cease upon the effective date of termination of employment without Good Reason, except for any accrued but unpaid salary through the effective date of such termination, and unpaid Accrued Benefits (“Accrued Benefits” shall mean those benefits described in Sections 4 (c), (d), and (e) through the effective date of such termination).

(c) Termination By Company For Cause. The Company may terminate the Executive’s employment hereunder for “Cause.” As used in this Agreement, the term “Cause” shall mean termination because of: (1) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal); (2) the Executive’s breach of material duties or willful refusal without proper cause to adequately perform his obligations or duties under this Agreement including, without limitation, as a result of Executive’s membership on the Board of Directors of Terayon Corp. and/or chairmanship of Terayon’s Audit Committee; (3) except in the performance of his duties, any material disclosure by the Executive to any person, firm, or corporation other than the Company, its subsidiaries, and its and their directors, officers, and employees, of any confidential or proprietary information or trade secret of the Company, any of its subsidiaries, or of any client or customer which has entrusted such confidential information or trade secrets to the Company with the understanding that the confidentiality of such information would be maintained; (4) the Executive’s willful pursuit of activities inimical or otherwise contrary to the best interests of the Company, and which are reasonably likely to result in material and demonstrable harm to the Company; (5) the Executive’s engagement in criminal, illegal, or fraudulent conduct or conduct involving moral turpitude that could cause harm to the Company or its image; (6) the Executive’s failure or refusal to comply with material policies, standards or regulations of the Company which from time to time may be established; or (7) the performance by the Executive of any act or omission demonstrating an intentional or reckless disregard of the interests of the Company. Such termination shall be effective immediately upon notice of termination by the Company to the Executive unless the Company in its sole discretion believes that the action creating the termination for Cause may be corrected or cured, in which event the Company shall give the Executive fifteen (15) days written notice prior to terminating the Executive’s employment for “Cause,” setting forth the exact nature of any alleged action and the conduct required to cure such breach; provided, however, that the Company shall provide Executive fifteen (15) days written notice prior to terminating the Executive’s employment for

“Cause” based on Executive’s breach of material duties or obligations under this Agreement as a result of Executive’s membership on the Board of Directors of Terayon Corp. and/or chairmanship of Terayon’s Audit Committee setting forth the exact nature of any alleged breach of material duties or obligations and the conduct required to cure such breach. The Executive shall have fifteen (15) days from the giving of such notice within which to cure the alleged cause for termination. All compensation and benefits paid by the Company to the Executive shall cease upon the effective date of termination of employment, except for any accrued but unpaid Base Salary through the effective date of such termination, and unpaid Accrued Benefits.

(d) Termination By Company Without Cause. Upon written notice, the Company may terminate the Executive’s employment hereunder without Cause. Upon the termination by the Company of the Executive’s employment without Cause the Executive shall be entitled to his Accrued Benefits and (i) continuation of his Base Salary for a period of twelve (12) months from the effective date of such termination (the “Severance Period”) payable in accordance with the Company’s normal payroll schedule (“Salary Continuation”) and (ii) continued vesting of shares subject to the Options on the same basis as if the Executive were employed by the Company during such Severance Period (such continued vesting, together with the Salary Continuation, the “Severance Pay”). The Executive shall have no duty to mitigate his damages or seek employment during the Severance Period and any earnings by the Executive during the Severance Period shall not reduce the Severance Pay or affect the obligations of the Company with respect to the Severance Pay. Notwithstanding anything in this Employment Agreement or the Stock Option Certificate and Agreement (attached hereto as Exhibit A) to the contrary, to the extent required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) and the regulations and guidance issued thereunder, if on the date of termination of the

Executive’s employment any stock of the Company is publicly traded on an established securities market or otherwise and the Executive meets the definition of “specified employee” under Section 409A(a)(2)(B)(i) of the Code, the Severance Pay shall not commence before the date which is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death); provided, that any Severance Pay the Executive would have otherwise received but for the six (6) month delay in the commencement of payment shall be paid (or in the case of Options, shall vest) in a single lump sum on the date the payment would not violate Section 409A(a)(2)(B)(i), and the remaining Severance Pay, if any, shall be in accordance with this Section 5(d).

The Executive shall not be entitled to any amounts to be provided under this Section other than his accrued but unpaid Base Salary through the effective date of termination of his employment and his unpaid Accrued Benefits unless the Employee executes and delivers to the Company a release in the form attached hereto as Exhibit B. The parties hereto acknowledge that the additional payments of benefits to be provided under this Section are to be provided at least in part in consideration for the above-specified release and the restrictions set forth in Section 5(h) of this Agreement and that the Severance Pay shall immediately cease upon violation by the Executive of any of the restrictions referred to in Section 5(h).

(e) Termination for Executive’s Long Term Disability. In the event that the Executive, due to physical or mental health, is unable to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for a period of ninety (90) days in any one hundred eighty (180) day period, the Company may terminate this Agreement. The ability to come to work is one of the essential functions of the Executive’s job. The Executive will not be entitled to receive any compensation following the effective date of termination under this Section except for any accrued but unpaid salary and unpaid Accrued Benefits through the effective date of such termination.

(f) Termination Due To Executive’s Death. This Agreement will terminate immediately upon the Executive’s death and the Company shall not have any further liability or obligation to the Executive, his executors, heirs, assigns or any other person claiming under or through his estate, except with respect to any accrued but unpaid salary and unpaid Accrued Benefits.

(g) Termination by Executive for Good Reason. Subject to the provisions outlined below, at any time after the Commencement Date, upon forty-five (45) days’ written notice to the Company of his intent to terminate this Agreement, the Executive shall have the right to terminate his employment under this Agreement for “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) the Company’s breach of any material provision of this Agreement; (ii) a material reduction in the Executive’s Base Salary unless other executives have also received a material reduction in their base salaries; (iii) the Company’s requiring the Executive to relocate from Florida to another location without the Executive’s consent; or (iv) any material adverse change in the Executive’s position (including titles), authority, duties or responsibilities (other than a change due to the Executive’s Long Term Disability or as an accommodation under the American With Disabilities Act) which results in: (A) a diminution in any material respect in the Executive’s position, authority, duties or responsibilities, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion, provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary, division or unit of another corporation or entity as long as the Executive’s position, authorities, duties and/or responsibilities within that subsidiary, division or unit remain materially unchanged, or because there has been a change in the reporting hierarchy incident thereto involving the Executive; or (B) a material diversion from the Executive’s performance of the functions of the Executive’s position, excluding for this purpose material changes made with the Executive’s written consent or due to the Executive’s termination for Cause or termination by the Executive without Good Reason; provided, however, that action by the Company shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and the Company has not cured any such alleged Good Reason within thirty (30) days of the Company’s receipt of such written notice. A termination for Good Reason shall be treated for all severance purposes as a termination by the Company without “Cause,” and, where the Executive terminates his employment with the Company for Good Reason, then the Executive shall be entitled to receive the Severance Pay identified in Section 5(d) in accordance with the terms of such section. The Executive shall also be entitled to receive any accrued but unpaid salary and unpaid Accrued Benefits.

(h) Restrictions Following Termination of Employment. The Executive acknowledges that the non-compete and non-solicitation restrictions set forth in Sections 7 and 8 of this Agreement will remain in full force and effect for the twelve (12) month period after the effective date of any termination of his employment and the obligations imposed on the Executive under Sections 9 and 10 of this Agreement or under any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

6.	Company Property

All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, the Executive shall return to the Company all such property of the Company.

7.	Non-Competition

(a) The Executive agrees and acknowledges that, in connection with his employment with the Company, he will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company. The Executive further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company in any position comparable to the position he holds with the Company under this Agreement. In consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive agrees that, while he is in the employ of the Company and for a one (1) year period after the effective date of termination of his employment for any reason, he shall not, either on his own behalf or on behalf of any third party, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant, or otherwise with, or use or permit his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with any business conducted or contemplated by the Company at any time during the twelve (12) month period leading up to the termination and any other business engaged in or contemplated by the Company that the Executive is or has been directly involved with or has business plans to enter during the twelve (12) month period leading up to the termination of the Executive’s employment (the “Business”). It is recognized by the Executive and the Company that the Business is and is expected to continue to be conducted throughout the United States and internationally, and that more narrow geographical limitations of any nature on this noncompetition covenant (and the non-solicitation provisions set forth in Section 8 below) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by the Executive as a passive investment of not more than two percent (2%) percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(b) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate interests. The Executive acknowledges that, based upon his education, experience, and training, this non-compete provision will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period.

(c) If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(d) The restrictions contained in Section 7 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of Section 7 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, In addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(e) The provisions of Section 7 shall survive termination or expiration of this Agreement.

(f) The existence of a claim, charge, or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

8.	Non-Solicitation

The Executive agrees that, while he is in the employ of the Company and for a one (1) year period after the termination of his employment for any reason, he shall not, either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly:

(a) Attempt in any manner to solicit from a current client or customer of the Company at any time prior to his termination, business of the type performed by the Company or to persuade any client or customer of the Company to cease to do business or to reduce the amount of business which any such client or customer has customarily done or actively contemplates doing with the Company; or

(b) Recruit, solicit or induce, or attempt to induce, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with the Company or its affiliates.

9.	Confidentiality

As a condition of employment, the Executive shall execute the Company’s Nondisclosure and Confidentiality Agreement in the form attached hereto as Exhibit C, and the Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit D, which all Company employees are required to execute.

10.	Intellectual Property

(a) Disclosure of Inventions. The Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that the Executive makes, conceives or first reduces to practice or create, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law.

(b) Work for Hire: Assignment of Inventions. The Executive acknowledges and agrees that any copyrightable works prepared by him within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. The Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by him for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by the Executive to the Company from the moment of their creation and fixation in tangible media.

(c) Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, the Executive hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that the Executive may have in or with respect to any Invention. The Executive also hereby forever waives and agrees never to assert any and all Moral Rights the Executive may have in or with respect to any Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “Moral Right.”

(d) Assistance. The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this section will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. The Executive appoints the Secretary of the Company as his attorney-in-fact to execute documents on his behalf for this purpose.

11.	Publicity

Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

12.	Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns, In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

13.	Entire Agreement

This Agreement and the exhibits attached hereto contain the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral, except any confidentiality or non-disclosure agreements and stock option agreement(s) between the Executive and the Company. In the event of any conflict between the Stock Option Agreement and this Agreement, the language in the Stock Option Agreement shall control. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

14.	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

15.	Governing Law and Submission to Jurisdiction

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

16.	Arbitration

The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, except as discussed herein or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration before a single arbitrator in Palm Beach Gardens, Florida in accordance with the employment dispute resolution rules of JAMS/Endispute. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which the Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from going to court to seek injunctive relief to prevent the Executive from violating the obligations established in Sections 6 through 10 of this Agreement or any agreements referred to therein.

17.	Notices

Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or the date of delivery if delivered by prepaid telegram, telex or telecopy with electronically generated confirmation receipt or if delivered by national overnight delivery service company which tracks deliveries, with all charges paid and proof of receipt requested. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

18.	Indemnification

The Company shall indemnify and hold harmless the Executive for any liability incurred by reason of any act or omission performed by the Executive while acting in good faith on behalf of the Company and within the scope of the authority of the Executive pursuant to this Agreement and under the rules and policies of the Company to the extent applicable to officers and/or directors in the Company’s Certificate of Incorporation and By-Laws as in effect from time to time. The Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company.

19.	Miscellaneous

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.

CROSS MATCH TECHNOLOGIES, INC.

By:	/s/ James W. Ziglar
James W. Ziglar
President & Chief Executive Officer

MARK A. SLAVEN

/s/ Mark A. Slaven
Executive

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